DWS CORE PLUS INCOME FUND










N-Sar August 1, 2011 - January 31, 2012









Security Purchased
Cusip
Purchase/Trade
Date
Size (Shr) of
Offering
Offering
Price of
Shares
Total
($) Amt
of
Offering
Amt of
shares Purch
by Fund
% of
Offering
Purchased
by Fund
% of Funds
Total Assets
Brokers
Purchased
From
TIME WARNER CABLE INC
88732JBA5
9/7/2011
1,000,000,000
$99.11

910,000
0.40%

BCLY,BNP,CITI,CR,
AGRICOLE,CS,DB,GS,JPM,MITSUFJ,
MIZS,MS,RBC,USBI,WELLS
GS
CITIGROUP INC
172967FT3
10/25/2011
1,000,000,000
$99.01

726,000
0.07%

CITI,DB
CITI
ENCANA CORP
292505AK0
11/8/2011
400,000,000
$99.29

340,000
0.08%

BCLY,BNP,JPM,RBS,BAC,DB
JPM
JOHNSON CONTROLS INC
478366BA4
11/29/2011
450,000,000
$99.32

875,000
0.19%

JPM,BANCA IMI,BCLY,CITI,CA,DB
BCLY
REPUBLIC OF POLAND
857524AB8
10/27/2011
2,000,000,000
$98.61

787,829
0.04%

CITI,DB,HSBC
HSBC